Exhibit 5.1

September 30, 2025

OS Therapies Incorporated
115 Pullman Crossing Road, Suite #103

Grasonville, Maryland 21638

Ladies and Gentlemen:

We are acting as counsel to OS Therapies Incorporated, a Delaware corporation (the “Company”), in connection with the prospectus supplement dated September 30, 2025 (the “Prospectus Supplement”) constituting a part of the Registration Statement on Form S-3 initially filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on August 8, 2025 (as it may be amended, the “Registration Statement”), which became effective on August 12, 2025, relating to the offer and resale from time to time by the selling stockholders identified in the Prospectus Supplement of up to 4,373,043 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 1,000,000 shares of Common Stock issued and outstanding (the “Shares”), and (ii) 3,373,043 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of outstanding warrants of the Company (the “Warrants”).

We advise you that we have examined executed originals or copies certified or otherwise identified to our satisfaction of the following documents: (a) the Registration Statement, (b) the Prospectus Supplement, (c) the Warrants, (d) the Company’s Third Amended and Restated Certificate of Incorporation, as amended to date, (e) the Company’s Amended and Restated Bylaws, as amended to date, and (f) certain resolutions adopted by the Board of Directors of the Company. In addition, we have examined and relied upon such corporate records and other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinions expressed below. As to certain factual matters, unless otherwise indicated, we have relied, to the extent we have deemed proper, on certificates of certain officers of the Company.

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us, the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies, that all documents, books and records made available to us by the Company are accurate and complete.

September 30, 2025

Based upon the foregoing and subject to the qualifications, assumptions and limitations contained herein, we are of the opinion that:

1.	The Shares have been duly authorized and are validly issued, fully paid and nonassessable.

2.	The Warrant Shares have been duly authorized and, when issued, delivered and paid for upon valid exercise in accordance with the terms of the applicable Warrant, will be validly issued, fully paid, nonassessable and binding obligations of the Company.

We are members of the Bar of the State of New York. We do not express any opinion as to the effect of any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware, and the federal laws of the United States of America, as in effect on the date hereof.

This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied. This opinion letter speaks as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act with the Commission as an exhibit to the Current Report on Form 8-K filed by the Company with the Commission on the date hereof and to the reference made to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ OLSHAN FROME WOLOSKY LLP

OLSHAN FROME WOLOSKY LLP